Exhibit 3.1

Workday, Inc.

RESTATED CERTIFICATE OF INCORPORATION

Workday, Inc., a Delaware corporation, hereby certifies as follows.

1. The name of this corporation is Workday, Inc. (“Workday”). The date of filing Workday’s original Certificate of Incorporation with the Secretary of State was March 16, 2012, under the name Workday, Inc.

2. The Restated Certificate of Incorporation of Workday attached hereto as Exhibit A, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of Workday as heretofore amended and/or restated, has been duly adopted by Workday’s Board of Directors and by the stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, with the approval of Workday’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Workday has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: October 11, 2012	WORKDAY, INC.

	By:	/s/ James P. Shaughnessy

	Name:	James P. Shaughnessy

	Title:	Secretary

EXHIBIT A

WORKDAY, INC.

RESTATED CERTIFICATE OF INCORPORATION

ARTICLE I: NAME

The name of this corporation is Workday, Inc.

ARTICLE II: AGENT FOR SERVICE OF PROCESS

The address of Workday’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, 19808. The name of the registered agent of Workday at that address is The Corporation Trust Company.

ARTICLE III: PURPOSE

The purpose of Workday is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“General Corporation Law”).

ARTICLE IV: AUTHORIZED STOCK

1. Total Authorized.

The total number of shares of all classes of capital stock that Workday has authority to issue is 1,000,000,000 shares, consisting of: 750,000,000 shares of Class A Common Stock, $0.001 par value per share (“Class A Common Stock”), 240,000,000 shares of Class B Common Stock, $0.001 par value per share (“Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”) and 10,000,000 shares of Preferred Stock, $0.001 par value per share. The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of Workday entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

2. Designation of Additional Shares

2.1 The Board of Directors is authorized, subject to any limitations prescribed by the laws of the State of Delaware, by resolution or resolutions, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware (“Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase (but not above the total number of authorized shares of such class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of Workday entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or any series thereof, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, unless a vote of any such holders is required pursuant to the terms of any Certificate of Designation designating a series of Preferred Stock.

2.2 Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this ARTICLE IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting powers, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock or any future class or series of Preferred Stock or Common Stock.

3. Rights of Class A Common Stock and Class B Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Class A Common Stock and Class B Common Stock are as set forth below in this Section 3.

3.1 Equal Status. Except as otherwise provided in this Restated Certificate of Incorporation or required by applicable law, shares of Class A Common Stock and Class B Common Stock will have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of Workday), share ratably and be identical in all respects and as to all matters.

3.2 Voting Rights. Except as otherwise expressly provided by this Restated Certificate of Incorporation or as provided by law, the holders of shares of Class A Common Stock and Class B Common Stock will (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote or for the consent (if action by written consent of the stockholders is permitted at such time under this Restated Certificate of Incorporation) of the stockholders of Workday, (b) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of Workday, and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law. Except as otherwise expressly provided herein or required by applicable law, each holder of Class A Common Stock will have the right to one (1) vote per share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock will have the right to ten (10) votes per share of Class B Common Stock held of record by such holder.

3.3 Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, shares of Class A Common Stock and Class B Common Stock will be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board of Directors out of any assets of Workday legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock or

Class B Common Stock (or rights to acquire such shares), then holders of Class A Common Stock will receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and holders of Class B Common Stock will receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock, as applicable. Notwithstanding the foregoing, the Board of Directors may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

3.4 Subdivisions or Combinations. Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and the holders of the outstanding Class B Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

3.5 Liquidation Rights. Subject to the preferential liquidation or other rights of any holders of Preferred Stock, the holders of Class A Common Stock and Class B Common Stock will be entitled to receive ratably all assets of Workday available for distribution to the holders of its common stock upon any liquidation, dissolution or winding up of Workday, unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

3.6 Redemption. Neither the Class A Common Stock nor the Class B Common Stock is redeemable.

3.7 Change in Control Vote. Workday will not consummate a Change in Control Transaction (as defined below) without first obtaining the approval of the holders of at least a majority of the then outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law, this Restated Certificate of Incorporation or the Bylaws. For the purposes of this Section 3.7, a “Change in Control Transaction” means the occurrence of any of the following events:

(a) the sale, lease, exchange, encumbrance or other disposition (other than licenses in the ordinary course of business, and the grant of security interests in the ordinary course of business) by Workday of all or substantially all of the assets of Workday and its subsidiaries, taken as a whole;

(b) the merger or consolidation of Workday with or into any other corporation or entity, other than a merger or consolidation that would result in the Class B Common Stock of Workday outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its sole parent entity) more than fifty percent (50%) of the total voting power represented by the voting securities of Workday or such surviving entity or its sole parent entity outstanding immediately after such merger or consolidation; or

(c) the issuance by Workday of securities that, after giving effect to such issuance or, in the case of options, warrants and other convertible or exchangeable securities, after giving effect to the exercise, conversion or exchange of such securities, would result in the Class B Common Stock converting into Class A Common Stock under Section 3.8(c)(ii) of this Restated Certificate of Incorporation.

3.8 Voluntary and Automatic Conversion of Class B Common Stock.

(a) Voluntary Conversion of Shares of Class B Common Stock. Each share of Class B Common Stock will be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to Workday. Before any holder of Class B Common Stock will be entitled to voluntarily convert any shares of such Class B Common Stock, such holder will surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of Workday or of any transfer agent for the Class B Common Stock, and will give written notice to Workday at its principal corporate office, of the election to convert the same and will state therein the name or names (i) in which the certificate or certificates for shares of Class A Common Stock are to be issued if such shares are certificated, or (ii) in which such shares are to be registered in book entry if such shares are uncertificated. Workday will, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Common Stock, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder will be entitled as aforesaid (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Such conversion will be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class B Common Stock to be converted following or contemporaneously with the written notice of such holder’s election to convert required by this Section 3.8(a), and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion will be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. Each share of Class B Common Stock that is converted pursuant to this Section 3.8(a) will be retired by Workday and will not be available for reissuance.

(b) Automatic Conversion of Shares of Class B Common Stock. Shares of Class B Common Stock will be automatically, without further action by the holder thereof, converted into an equal number of fully paid and nonassessable shares of Class A Common Stock, upon the occurrence of any of the following events:

(i) any Transfer of such shares of Class B Common Stock, except for a Transfer to one or more Permitted Transferees of the holder of such shares;

(ii) the date that any such Permitted Transferee of such shares ceases to meet the qualifications to be a Permitted Transferee of the holder of Class B Common Stock who effected the Transfer of such shares to such Permitted Transferee; and

(iii) the death or Incapacity of a holder of such shares other than a Founder who is a natural person, or the death or Incapacity of the transferor of such shares who is a natural person from whom a Permitted Transferee acquired such shares of Class B Common Stock.

Each outstanding stock certificate that, immediately prior to such conversion, represented one or more shares of Class B Common Stock subject to such conversion will, upon such conversion, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. Workday will, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of such conversion and upon surrender by such holder to Workday of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such conversion (if such shares are certificated) or, if such shares are uncertificated or the stockholder otherwise consents, register such shares in book-entry form. Shares of Class B Common Stock that are converted pursuant to this Section 3.8(b) will be retired by Workday and will not be available for reissuance.

(c) Conversion of All Outstanding Class B Common Stock. Each share of Class B Common Stock then outstanding will be automatically, without further action by the holder thereof, converted into one (1) fully paid and nonassessable share of Class A Common Stock, upon the earliest to occur of:

(i) the date specified by the holders of a majority of the then outstanding shares of Class B Common Stock, voting as a separate class;

(ii) the first date on which the number of outstanding shares of Class B Common Stock represents less than 9% of the aggregate number of outstanding shares of Class A Common Stock and Class B Common Stock;

(iii) October 17, 2032; or

(iv) the date that is nine months after the death of the last to die of the Founders.

Each outstanding stock certificate that, immediately prior to such conversion, represented one or more shares of Class B Common Stock subject to such conversion will, upon such conversion, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. Workday will, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A

Common Stock as a result of such conversion and upon surrender by such holder to Workday of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such conversion (if such shares are certificated) or, if such shares are uncertificated or the stockholder otherwise consents, register such shares in book-entry form.

Following such conversion, the reissuance of shares of Class B Common Stock will be prohibited, and such shares of Class B Common Stock will be retired by Workday and cancelled in accordance with the General Corporation Law and the filing with the Delaware Secretary of State required thereby. Upon such retirement and filing, all references herein to Class A Common Stock will be deemed to be references to Common Stock. Each outstanding stock certificate that, immediately prior to such retirement and filing, represented one or more shares of Class A Common Stock will, following such retirement and filing, be deemed to represent an equal number of shares Common Stock, without the need for surrender or exchange thereof.

(d) Workday may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Restated Certificate, relating to the conversion of the Class B Common Stock into Class A Common Stock pursuant to the terms of this Restated Certificate, as Workday may deem necessary or advisable in connection therewith. If Workday has reason to believe that a Transfer giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of Workday, Workday may request that the holder of such shares furnish affidavits or other evidence to Workday as Workday deems necessary to determine whether a conversion of shares of Class B Common Stock to Class A Common Stock has occurred, and if such holder does not within ten (10) days after the date of such request furnish sufficient evidence to Workday (in the manner provided in the request) to enable Workday to determine that no such conversion has occurred, any such shares of Class B Common Stock, to the extent not previously converted, will be automatically converted into shares of Class A Common Stock and the same will thereupon be registered on the books and records of Workday. In connection with any action of stockholders taken at a meeting or by written consent (if action by written consent of stockholders is permitted at such time under this Restated Certificate of Incorporation), the stock ledger of Workday will be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders or in connection with any such written consent and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.

3.9 Definitions. For purposes of this Restated Certificate of Incorporation,

(a) “Designated Proxy Holder” means, with respect to a Founder, a person designated by such Founder and approved by the Board of Directors to act as such Founder’s proxy and attorney-in-fact or, if there is no such designee, the members of the Board of Directors acting by majority vote.

(b) “Founders” means David A. Duffield and Aneel Bhusri (and each of them is referred to as a “Founder”).

(c) “Incapacity” means, for a holder of Class B Common Stock other than a Founder, incapacity such that such holder is incapable of managing his financial affairs under the criteria set forth in California Probate Code Section 810 et. seq that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed medical practitioner. In the event of a dispute regarding whether a holder of Class B Common Stock other than a Founder has suffered an Incapacity, no Incapacity of such holder will be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made by a court of competent jurisdiction, and such ruling has become final and non-appealable.

(d) “Permitted Transferee” means:

(i) Any trust, corporation, limited liability company, partnership, foundation or similar entity established by a holder of Class B Common Stock or a Founder’s estate, or the estate of a Founder itself; provided that:

(A) either (a) in the case of a holder of Class B Common Stock other than a Founder, an entity established by a Founder or a Founder’s estate, the holder of Class B Common Stock has sole dispositive power and exclusive right to vote all of the shares of Class B Common Stock held by such entity or (b) in the case of a Founder’s estate or an entity established by a Founder or a Founder’s estate, the Founder or such Founder’s Designated Proxy Holder (pursuant to a voting agreement or voting trust established by such Founder) has the exclusive right to vote all of the shares of Class B Common Stock held by such estate or entity; and

(B) the Transfer to the transferee does not involve any payment of cash, securities, property or other consideration (other than an interest in such entity) to the holder of Class B Common Stock.

(ii) a Founder; provided that the distribution of Class B Common Stock (or securities convertible into or exercisable for Class B Common Stock) is made to such Founder by a venture capital or other investment fund in accordance with the terms of such venture capital or investment fund’s charter and/or organizational documents; provided, further, that such distribution does not involve any payment of cash, securities, property or other consideration by the Founder (other than the Founder’s investment or contractual commitment in respect of his interest in such venture capital or investment fund).

(e) “Transfer” of a share of Class B Common Stock means, directly or indirectly, any sale, assignment, transfer by bequest, devise or descent, conveyance (including a conveyance in trust) or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A Transfer includes, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership) and the transfer of, or entering into an agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise; provided, however, that the following will not be considered a Transfer:

(i) the grant of a proxy by a Founder to a Designated Proxyholder;

(ii) the grant of a revocable proxy to officers or directors of Workday at the request of the Board of Directors, in connection with actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders solicited by the Board of Directors (if action by written consent of stockholders is permitted at such time under this Restated Certificate of Incorporation);

(iii) the issuance by Workday of any shares of Class B Common Stock pursuant to the exercise of options, warrants, securities or rights that are exercisable or exchangeable for, or convertible into, Class B Common Stock;

(iv) an encumbrance, hypothecation or pledge of shares of Class B Common Stock by a holder of Class B Common Stock in connection with a bona fide loan or indebtedness transaction prior to an event of default or other event that gives any other person the right to vote or control the disposition of the shares subject to such encumbrance, hypothecation or pledge; or

(v) any acquisition or disposition (including by judicial determination) of a community property interest in any shares of Class B Common Stock that does not result in a disposition by a holder of Class B Common Stock of either his or her economic interest in such shares of Class B Common Stock or an acquisition of exclusive Voting Control by another person (including the spouse or former spouse of such holder) of such shares of Class B Common Stock.

(f) “Trigger Date” will mean 5:00 p.m. (Eastern Time) on the first day falling on or after the date on which the outstanding shares of Class B Common Stock represent less than a majority of the total voting power of the then outstanding shares of Class A Common Stock and Class B Common Stock voting together as a single class.

(g) “Voting Control” with respect to a share of Class B Common Stock means the power (whether exclusive or shared) to vote or direct the voting of such share of Class B Common Stock by proxy, voting agreement or otherwise.

3.10 Reservation of Stock. Workday will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as will from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

3.11 Protective Provisions. So long as any shares of Class B Common Stock remain outstanding:

(a) Workday will not, whether by merger, consolidation or otherwise, amend, alter, repeal or waive Section 3 of this ARTICLE IV (or adopt any provision inconsistent therewith), without first obtaining the approval of the holders of a majority of the then outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law, this Restated Certificate of Incorporation or the Bylaws.

(b) Workday will not, without first obtaining the approval of the holders of a majority of the then outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law, this Restated Certificate of Incorporation or the Bylaws, authorize or issue, or obligate itself to issue, any Preferred Stock (including any other security convertible into or exercisable for any such Preferred Stock).

ARTICLE V: AMENDMENT OF BYLAWS

The Board of Directors of Workday will have the power to adopt, amend or repeal the Bylaws of Workday. Any adoption, amendment or repeal of the Bylaws of Workday by the Board of Directors will require the approval of a majority of the Whole Board. For purposes of this Restated Certificate of Incorporation, the term “Whole Board” will mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. The stockholders will also have power to adopt, amend or repeal the Bylaws of Workday. Prior to the Trigger Date, in addition to any vote of the holders of any class or series of stock of Workday required by applicable law or by this Restated Certificate of Incorporation (including any Preferred Stock issued pursuant to a Certificate of Designation), such adoption, amendment or repeal of the Bylaws of Workday by the stockholders will require the affirmative vote of a majority in voting power of all of the then outstanding shares of capital stock of Workday entitled to vote generally in the election of directors, voting together as a single class. From and after the Trigger Date, in addition to any vote of the holders of any class or series of stock of Workday required by applicable law or by this Restated Certificate of Incorporation (including any Preferred Stock issued pursuant to a Certificate of Designation), such adoption, amendment or repeal of the Bylaws of Workday by the stockholders will require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of Workday entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VI: MATTERS RELATING TO THE BOARD OF DIRECTORS

1. Director Powers. The business and affairs of Workday will be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate of Incorporation or the Bylaws of Workday, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by Workday.

2. Number of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board.

3. Classified Board. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors will be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). The Board of Directors

may assign members of the Board of Directors then in office to such classes of the Classified Board, which assignments will become effective at the same time the Classified Board becomes effective. Directors will be assigned to each class in accordance with a resolution or resolutions adopted by a majority of the Board of Directors, with the number of directors in each class to be divided as nearly equally as reasonably possible. The initial term of office of the Class I directors will expire at Workday’s first annual meeting of stockholders following the closing of Workday’s initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock to the public (the “Initial Public Offering”), the initial term of office of the Class II directors will expire at Workday’s second annual meeting of stockholders following the closing of the Initial Public Offering, and the initial term of office of the Class III directors will expire at Workday’s third annual meeting of stockholders following the closing of the Initial Public Offering. At each annual meeting of stockholders following the closing of the Initial Public Offering, directors elected to succeed those directors of the class whose terms then expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

4. Term and Removal. Each director will hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. Any director may resign at any time upon notice to Workday given in writing or by any electronic transmission permitted in Workday’s Bylaws or in accordance with applicable law. Subject to the rights of the holders of any series of Preferred Stock with respect to directors elected thereby, no director may be removed except for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the then-outstanding shares of capital stock of Workday then entitled to vote at an election of directors voting together as a single class. No decrease in the number of directors constituting the Whole Board will shorten the term of any incumbent director.

5. Board Vacancies. From and after the Trigger Date and subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, any vacancy occurring in the Board of Directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, will (unless (a) the Board of Directors determines by resolution that any such vacancy or newly created directorship will be filled by the stockholders or (b) otherwise required by applicable law) be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders. Prior to the Trigger Date, any vacancy occurring in the Board of Directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, may be filled by the stockholders or by the affirmative vote of a majority of the directors then in office, even if less than a quorum or by a sole remaining director. Any director elected in accordance with the preceding sentence will hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been elected expires or until such director’s successor will have been duly elected and qualified.

6. Vote by Ballot. Election of directors need not be by written ballot.

ARTICLE VII: DIRECTOR LIABILITY; INDEMNIFICATION

1. Limitation of Liability. To the fullest extent permitted by law, no director of Workday will be personally liable to Workday or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of Workday will be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

2. Indemnification. In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by Title 8 of the General Corporation Law or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to provide indemnification of directors, officers, employees, agents, and other persons to the fullest extent permitted by law through bylaw provisions, agreements with indemnitees, vote of stockholders or disinterested directors or otherwise.

3. Change in Rights. Neither any amendment nor repeal of this ARTICLE VII, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this ARTICLE VII, will eliminate, adversely affect or reduce the effect of this ARTICLE VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII: MATTERS RELATING TO STOCKHOLDERS

1. Action by Written Consent of Stockholders. Prior to the Trigger Date, any action required to be taken at any annual or special meeting of stockholders of Workday, or any action that may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice, and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. From and after the Trigger Date, subject to the rights of the holders of any series of Preferred Stock with respect to actions by the holders of shares of such series, (a) no action will be taken by the stockholders of Workday except at a duly called annual or special meeting of stockholders and (b) no action will be taken by the stockholders of Workday by written consent.

2. Special Meeting of Stockholders. Subject to the rights of the holders of any series of Preferred Stock with respect to actions by the holders of shares of such series, special meetings of the stockholders of Workday may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, the Chairperson of the Board, a Chief Executive Officer or the Secretary, and may not be called by any other person or persons. Business transacted at special meetings of stockholders will be confined to the purpose or purposes stated in the notice of meeting, if notice is required at such time under this Restated Certificate of Incorporation.

3. Advance Notice of Stockholder Nominations. Advance notice of stockholder nominations for the election of directors of Workday and of business to be brought by stockholders before any meeting of stockholders of Workday will be given in the manner provided in the Bylaws of Workday.

4. Business Combinations. Workday elects to be governed by Section 203 of the General Corporation Law.

ARTICLE IX: CHOICE OF FORUM

Unless Workday consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of Workday, (2) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of Workday to Workday or Workday’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the General Corporation Law or Workday’s Restated Certificate of Incorporation or Bylaws, (4) any action to interpret, apply, enforce or determine the validity of Workday’s Restated Certificate of Incorporation or Bylaws, or (5) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Workday will be deemed to have notice of and consented to the provisions of this ARTICLE IX.

ARTICLE X: AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION

Workday reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Restated Certificate of Incorporation or any provision of applicable law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the capital stock of Workday required by applicable law or by this Restated Certificate of Incorporation, from and after the Trigger Date, any amendment to or repeal of this ARTICLE X or ARTICLE V, ARTICLE VI, ARTICLE VII, ARTICLE VIII or ARTICLE IX of this Restated Certificate of Incorporation (or the adoption of any provision inconsistent therewith) will require the affirmative vote of the holders of at least two-thirds of the voting power of the then outstanding shares of capital stock of Workday entitled to vote generally in the election of directors, voting together as a single class; provided, further, that the Class B Common Stock will have the consent rights described in Section 3.11 related to amendments to Section 3 of ARTICLE IV of this Restated Certificate and issuances of Preferred Stock.

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